Exhibit 10.1

LPL Investment Holdings Inc.

2008 STOCK OPTION PLAN

1.             DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.             PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock Options.

3.             ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Stock Options; determine, modify or waive the terms and conditions of any Stock Option; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan.  Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4.             LIMITS ON STOCK OPTIONS UNDER THE PLAN

(a)           Number of Shares.  At the Effective Date, the maximum number of shares of Stock that may be delivered in satisfaction of Stock Options under the Plan shall be two (2%) of the Stock (determined at such date on a fully diluted basis).  On the first anniversary of the Effective Date, such maximum number of shares of Stock available to be delivered in satisfaction of Stock Options under the Plan shall be increased by an additional two (2%) percent of the Stock (determined at such date on a fully diluted basis).  On each of the second and third anniversaries of the Effective Date, the maximum number of Shares available to be delivered in satisfaction of Stock Options under the Plan shall be increased by an additional two and one-half (2-1/2%) percent of the Stock, (determined on each such date on a fully diluted basis).  Notwithstanding the foregoing, unless otherwise specified by the Board, the percentage increases provided in each of the first, second and third anniversaries of the Effective Date shall be reduced by the amount of Stock Options that are made available under any equity incentive plan established by the Company for the benefit of non-employee advisers to the Company.  No Stock Options shall be granted under the Plan following an IPO.

(b)           ISO Shares; Adjustments to Maximum Available Shares.  The maximum number of shares of Stock deliverable upon the exercise of ISOs is 10,000,000.   Shares of Stock that are subject to Stock Options that have been terminated, cancelled or forfeited upon termination of Employment under Section 6(a)(4) without becoming exercisable shall be available again for future grant under the Plan.  The number of shares of Stock delivered in satisfaction of Stock Options shall be determined net of shares of Stock withheld by the Company in payment of the exercise price of the Stock Option or in satisfaction of tax withholding requirements with respect to the Stock Option.  The limit set forth in this Section 4(b) shall be construed to comply with Section 422.  To the extent consistent with the requirements of Section 422, Stock issued under awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition shall not reduce the number of shares available for delivery upon the exercise of Stock Options under the Plan.

(c)           Type of Shares.  Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company.  No fractional shares of Stock will be delivered under the Plan.

5.             ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those key Employees and directors of, and consultants and advisors to, the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates.  Eligibility for ISOs is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.

6.             RULES APPLICABLE TO STOCK OPTION AWARDS

(a)           All Stock Option Awards

(1)  Provisions.  The Administrator will determine the terms of all Stock Options, subject to the limitations provided herein.  By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an award of a Stock Option, the Participant agrees to the terms of the Stock Option and the Plan.  Notwithstanding any provision of this Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2)  Term of Plan.  No awards of Stock Options may be made after January 1, 2018, but previously granted Stock Options may continue beyond that date in accordance with their terms.

(3)  Transferability.  Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the second sentence of this Section 6(a)(3), Stock Options that are not ISOs may be transferred other than by will or by the laws of descent and distribution, and during a Participant’s lifetime ISOs (and, except as the Administrator otherwise expressly provides in accordance with the second sentence of this Section 6(a)(3), Stock Options that are not ISOs) may be exercised only by the Participant.  The Administrator may permit Stock Options that are not ISOs, but not ISOs, to be transferred by gift, subject to such limitations as the Administrator may impose.

(4)  Vesting, Etc.   The Administrator may determine the time or times at which a Stock Option will vest or become exercisable and the terms on which a Stock Option will remain exercisable.  Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of a Stock Option, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration.  Unless the Administrator expressly provides otherwise, however, the following rules will apply: immediately upon the cessation of the Participant’s Employment, each Stock Option that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate, except that:

(A)  subject to (B), (C) and (D) below, all Stock Options held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of 90 days or (ii) the period ending on the latest date on which such Stock Option could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate;

(B)  all Stock Options held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the Participant’s death or total and permanent disability (as determined by the Administrator in its sole discretion), to the extent then exercisable, will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the Participant’s death or the date on which the Participant becomes so disabled or (ii) the period ending on the latest date on which such Stock Option could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate;

(C)  all Stock Options held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the Participant’s Retirement, to the extent then exercisable will remain exercisable for the lesser of (i) a period of two years or (ii) the period ending on the latest date on which such Stock Option could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate; provided that all Stock Options will terminate immediately in the event the Board determines that the Participant is not in compliance with any non-competition or non-solicitation or non-disclosure agreement with the Company, or if no such agreement exists, engages in Competitive Activity, within twelve (12) months following the Participant’s Retirement; and

(D)  all Stock Options held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation if the Administrator in its sole discretion determines that such cessation of Employment is for Cause.

(5)  Taxes.  The Administrator will make such provision for the withholding and payment of taxes as it deems necessary.  Such taxes shall be remitted to the Company by cash or check acceptable to the Administrator or by other means acceptable to the Administrator.  In particular, but not in limitation of the foregoing, the Administrator may, but need not, hold back shares of Stock from a Stock Option or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the minimum withholding required by law).

(6)  Dividend Equivalents, Etc.  The Administrator may in its sole discretion provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to a Stock Option.  Any payment of dividend equivalents or similar payments shall be established and administered consistent either with exemption from, or compliance with, the requirements of Section 409A.

(7)  Rights Limited.  Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan.  The loss of existing or potential profit in Stock Options will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or any Affiliate to the Participant.

(8)  Coordination with Other Plans.  Stock Option awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other awards made under other compensatory plans or programs of the Company or its Affiliates.  For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or its Affiliates may be settled in Stock if the Administrator so determines, in which case the shares delivered shall be treated as awarded under the Plan (and shall reduce the number of shares thereafter available under the Plan in accordance with the rules set forth in Section 4).

(9)  Section 409A.  Each Stock Option award shall contain such terms as the Administrator determines, and shall be construed and administered, such that the Stock Option either (i) qualifies for an exemption from the requirements of Section 409A to the extent applicable, or (ii) satisfies such requirements.

(10)  Certain Requirements of Corporate Law.  Stock Options shall be granted and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case as determined by the Administrator.

(11)  Stockholders Agreement. Unless otherwise specifically provided, all Stock Options issued under the Plan and all Stock issued thereunder will be subject to the Stockholders Agreement.

(b)           Stock Option Exercise.

(1)  Time And Manner Of Exercise.  Unless the Administrator expressly provides otherwise, a Stock Option will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Stock Option.  If the

Stock Option is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Stock Option has the right to do so.

(2)  Exercise Price.  The exercise price of each Stock Option requiring exercise shall be 100% (in the case of an ISO granted to a ten-percent shareholder within the meaning of subsection (b)(6) of Section 422, 110%) of the Fair Market Value of the Stock subject to the Stock Option, determined as of the date of grant, or such other amount as the Administrator may determine in connection with the grant.

(3)  Payment Of Exercise Price.  Where the exercise of a Stock Option is to be accompanied by payment, payment of the exercise price shall be by cash or check acceptable to the Administrator, or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of shares of Stock that have been outstanding for at least six months (unless the Administrator approves a shorter period) and that have a Fair Market Value equal to the exercise price, (ii) through the withholding of shares of Stock otherwise to be delivered upon exercise of the Stock Option whose Fair Market Value is equal to the aggregate exercise price of the Stock Option being exercised, (iii) by other means acceptable to the Administrator, or (iv) by any combination of the foregoing permissible forms of payment.  The delivery of shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(4)  Maximum Term.  Stock Options will have a maximum term not to exceed ten (10) years (in the case of an ISO granted to a ten-percent shareholder within the meaning of subsection (b)(6) of Section 422, five (5) years) from the date of grant.

7.             EFFECT OF CERTAIN TRANSACTIONS

(a)           Mergers, etc.  Except as otherwise provided in a Stock Option award, the following provisions shall apply in the event of a Change in Control:

(1)   Assumption or Substitution.  If the Change in Control is one in which there is an acquiring or surviving entity, the Administrator may provide for the assumption of some or all outstanding Stock Options or for the grant of new stock options in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(2)   Cash-Out of Stock Options.  If the Change in Control is one in which holders of Stock will receive upon consummation a payment (whether cash, non-cash or a combination of the foregoing), the Administrator may provide for payment (a “cash-out”), with respect to some or all Stock Options or any portion thereof, equal in the case of each affected Stock Option or portion thereof to the excess, if any, of (A) the Fair Market Value of one share of Stock times the number of shares of Stock subject to the Stock Option or such portion, over (B) the aggregate exercise or purchase price, if any, under the Stock Option or such portion, in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines; provided, that the Administrator shall not exercise its discretion under this Section 7(a)(2) with respect to a Stock Option or portion thereof providing for “nonqualified deferred compensation”

subject to Section 409A in a manner that would constitute an extension or acceleration of, or other change in, payment terms if such change would be inconsistent with the applicable requirements of Section 409A.

(3)  Acceleration of Certain Stock Options.  If the Change in Control (whether or not there is an acquiring or surviving entity) is one in which there is no assumption, substitution or cash-out, each Stock Option will become fully exercisable and such shares will be delivered, prior to the Change in Control, in each case on a basis that gives the holder of the Stock Option a reasonable opportunity, as determined by the Administrator, following exercise of the Stock Option or the delivery of the shares, as the case may be, to participate as a stockholder in the Change in Control; provided, that to the extent acceleration pursuant to this Section 7(a)(3) of a Stock Option subject to Section 409A would cause the Stock Option to fail to satisfy the requirements of Section 409A, the Stock Option shall not be accelerated and the Administrator in lieu thereof shall take such steps as are necessary to ensure that payment of the Stock Option is made in a medium other than Stock and on terms that as nearly as possible, but taking into account adjustments required or permitted by this Section 7, replicate the prior terms of the Stock Option.

(4)  Termination of Stock Options Upon Consummation of Change in Control.  Each Stock Option will terminate upon consummation of the Change in Control, other than the following:  (i) Stock Options assumed pursuant to Section 7(a)(1) above; and (ii) Stock Options converted pursuant to the proviso in Section 7(a)(3) above into an ongoing right to receive payment other than Stock.

(b)           Changes in and Distributions With Respect to Stock

(1)  Basic Adjustment Provisions.  In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure, the Administrator shall make appropriate adjustments to the maximum number of shares specified in Section 4(a) that may be delivered under the Plan and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Stock Options then outstanding or subsequently granted, any exercise prices relating to Stock Options and any other provision of Stock Option awards affected by such change.

(2)  Certain Other Adjustments.  The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Stock Options made hereunder, having due regard for the qualification of ISOs under Section 422 and the requirements of Section 409A, where applicable.

(3)  Continuing Application of Plan Terms.  References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.             LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Stock Option have been satisfied or waived.  If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Stock Option, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act.  The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9.             AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Stock Option for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Stock Options; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of a Stock Option so as to affect materially and adversely the Participant’s rights under the Stock Option, unless the Administrator expressly reserved the right to do so at the time of the Stock Option award.  Any amendments to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code), as determined by the Administrator.

10.          OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Stock Option will not in any way affect the Company’s right to award a person bonuses or other compensation in addition to Stock Options under the Plan.

11.          MISCELLANEOUS

(a)           Waiver of Jury Trial.  By accepting a Stock Option under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Stock Option, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury.  By accepting a Stock Option under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

(b)           Limitation of Liability.  Notwithstanding anything to the contrary in the Plan, neither the Company, nor any Affiliate, nor the Administrator, nor any person acting on behalf of the Company, any Affiliate, or the Administrator, shall be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of a Stock Option by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of a Stock Option to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code.

12.          ESTABLISHMENT OF SUB-PLANS

The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions.  The Board shall establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Administrator’s discretion under the Plan as the Board deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable.  All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction that is not affected.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”:  The Board, except that the Board may delegate its authority under the Plan to a committee of the Board, in which case references herein to the Board shall refer to such committee.  The Board may delegate (i) to one or more of its members such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant rights or options to the extent permitted by Section 157(c) of the Delaware General Corporation Law; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate.  In the event of any delegation described in the preceding sentence, the term “Administrator” shall include the person or persons so delegated to the extent of such delegation.

“Affiliate”:  Any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) and Section 414(c) of the Code, except that in determining eligibility for the grant of a Stock Option by reason of service for an Affiliate, Sections 414(b) and 414(c) of the Code shall be applied by substituting “at least 50%” for “at least 80%” under Section 1563(a)(1), (2) and (3) of the Code and Treas. Regs. § 1.414(c)-2; provided, that to the extent permitted under Section 409A, “at least 20%” shall be used in lieu of “at least 50%”; and further provided, that the lower ownership threshold described in this definition (50% or 20% as the case may be) shall apply only if the same definition of affiliation is used consistently with respect to all compensatory stock options or stock awards (whether under the Plan or another plan). The Company may at any time by amendment provide that different ownership thresholds (consistent with Section 409A) apply but any such change shall not be effective for twelve (12) months.

“Board”:  The Board of Directors of the Company.

“Cause”:  In the case of any Participant, unless otherwise set forth in a Participant’s Stock Option award or employment agreement, a termination by the Company or an affiliate of the Participant’s Employment or a termination by the Participant of the Participant’s Employment, in either case following the occurrence of any of the following events: (i) the Participant’s willful and continued failure to perform, or gross negligence or willful misconduct in the performance of, his or her material duties with respect to the Company or an Affiliate which, if curable, continues beyond ten business days after a written demand for substantial performance is delivered to the Participant by the Company; or (ii) Participant’s conviction of, or a plea of nolo contendere to, a crime constituting a felony under the laws of the United States or any state thereof; (iii) the Participant’s committing or engaging in any act of fraud, embezzlement, theft or other act of dishonesty against the Company or its subsidiaries that causes material injury, monetarily or otherwise, to the Company or an affiliate or the Sponsors and any of their respective affiliates; or (iv) the Participant’s breach of his or her noncompetition or nonsolicitation obligations in any agreement with the Company that causes material injury, monetarily or otherwise, to the Company or an affiliate or the Sponsors and any of their respective affiliates.

“Code”:  The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Company”:  LPL Investment Holdings Inc.

“Change in Control”:  the consummation of (i) any consolidation or merger of the Company with or into any other Person, or any other corporate reorganization, transaction or transfer of securities of the Company by its stockholders, or series of related transactions (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization or transaction, own, directly or indirectly, capital stock either (A) representing directly or indirectly through one or more entities, less than fifty percent (50%) of the equity economic interests in or voting power of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction or (B) that does not directly, or indirectly through one or more entities, have the power to elect a majority of the entire board of directors or other similar governing body of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction, (ii) any transaction or series of related transactions, whether or not the Company is party thereto, after giving effect to which in excess of fifty percent (50%) of the Company’s voting power is owned directly, or indirectly through one or more entities, by any person and its “affiliates” or “associates” (as such terms are defined in the Exchange Act Rules) or any “group” (as defined in the Exchange Act Rules) other than, in each case, the Company or an affiliate of the Company immediately following the Closing, or (iii) a sale or other disposition of all or substantially all of the consolidated assets of the Company (each of the foregoing, a “Business Combination”), provided that, notwithstanding the foregoing, the following transactions shall in no event constitute a Change in Control: (A) a Business Combination following which the individuals or entities who were beneficial owners of the outstanding securities entitled to vote generally in the election of directors of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, 50% or more of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction or (B) an IPO.

“Competitive Activity”:  engaging, directly or indirectly, alone or as principal, agent, employee, employer, consultant, investor, partner or manager, or providing advisory or other services to, or owning any stock or any other ownership interest in, or making any financial investment in any business (or entity) that engages in any business in which the Company and its subsidiaries are engaged, or that provides any material products and/or services that the Company or its subsidiaries were actively developing or designing (provided that where such Competitive Activity occurs following termination of Employment, the Competitive Activity shall be determined at the date of termination); provided, that the foregoing shall not restrict the Participant from owning less than two percent (2%) of the outstanding securities of any class of securities listed on a national exchange or inter-dealer quotation system.

“Effective Date”: January 1, 2008.

“Employee”:  Any person who is employed by the Company or an Affiliate.

“Employment”:  A Participant’s employment or other service relationship with the Company and its Affiliates.  Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to the Company or its Affiliates.  If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates.

“Fair Market Value”: As defined in the Stockholders Agreement consistent with the applicable requirements of Section 422 and Section 409A.

“IPO”: An underwritten public offering and sale of Stock for cash pursuant to an effective registration statement filed by the Company.

 “ISO”:  A Stock Option intended to be an “incentive stock option” within the meaning of Section 422.  Each option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive stock option unless, as of the date of grant, it is expressly designated as an ISO.

“Participant”:  A person who is granted a Stock Option under the Plan.

“Plan”:  The LPL Investment Holdings Inc. 2008 Stock Option Plan as from time to time amended and in effect.

“Retirement”: Termination of Employment other than for Cause following attainment of age 65 and completion of five (5) years of continuous service with the Company.

“Section 409A”:  Section 409A of the Code.

“Section 422”:  Section 422 of the Code.

“Sponsors”: Shall have the meaning set forth in the Stockholders Agreement.

“Stock”:  Common Stock of the Company, par value $0.01 per share.

“Stock Option”:  An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stockholders Agreement”: Stockholders Agreement, dated as of December 28, 2005 among the Company and certain Affiliates, stockholders and certain Participants, as amended from time to time.